Exhibit 10.01

                                 MAGNETEK, INC.
                            INCENTIVE BONUS AGREEMENT

         This Incentive Bonus Agreement (this "Agreement") is entered into on January 5, 2007 by and between David P. Reiland, an individual (the "Executive"), and Magnetek, Inc., a Delaware corporation (the "Company").


                                    RECITALS

         WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Committee") desires to grant to Executive certain quarterly bonuses pursuant to the terms and conditions of this Agreement, the amount of which will be based upon the value of the Company's common stock (the "Common Stock"); and

         WHEREAS, Executive desires to accept such award subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms have the meanings set forth below:

         (a) "Cause" means: (A) conviction of a felony or misdemeanor involving moral turpitude, or (B) willful gross neglect or willful gross misconduct in carrying out the Executive's duties, resulting in material economic harm to the Company.

         (b) "Change of Control" means (i) any event described in Section 13.2 of the Magnetek, Inc. 2004 Stock Incentive Plan or any event so defined in any stock incentive or similar plan adopted by the Company in the future unless, in either case, such event occurs in connection with a Distress Sale and (ii) any event which results in the Board ceasing to have at least a majority of its members be "continuing directors." For this purpose, a "continuing director" means a director of the Company who held such position on the date hereof or who thereafter was appointed or nominated to the Board by a majority of continuing directors.

         (c) "Change of Control Date" means the date on which a Change of Control is consummated.

         (d) "Disability" means the inability of the Executive due to illness (mental or physical), accident, or otherwise, to perform his or her duties for any period of 180 consecutive days, as determined by a qualified physician.

         (e) "Distress Sale" means a Change of Control occurring within 18 months of any of the following: (i) the Company's independent public accountants shall have made a "going concern" qualification in their audit report (other than by reason of extraordinary occurrences, such as material litigation, not attributable to poor management practices); (ii) the Company shall lack sufficient capital for its operations by reason of termination of its existing credit lines or the Company's inability to secure credit facilities upon acceptable terms; or (iii) the Company shall have voluntarily sought relief under, consented to or acquiesced in the benefit of application to it of the Bankruptcy Code of the United States of America or any other liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar laws, or shall have been the subject of proceedings under such laws (unless the applicable involuntary petition is dismissed within 60 days after its filing).
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         (f) "Fair Market Value" on any date other than a Change of Control Date means the closing price per share of Common Stock on the date in question, as the price is reported by the New York Stock Exchange or any successor system; provided, however, if there is no closing price for the Common Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists. With respect to any Payment Date that is a Change of Control Date, the term "Fair Market Value" shall mean the total value (as determined by the Committee) of all consideration payable in respect of each share of Common Stock in the Change of Control.

         (g) "Payment Date" shall mean the first day following the end of each calendar quarter beginning with the quarter ending March 31, 2007 and ending with the quarter ending December 31, 2009 (for a total of 12 Payment Dates); provided, however, that if the payment of any unpaid Quarterly Bonus Payments is accelerated pursuant to Section 4(c), the term "Payment Date" shall mean the Change of Control Date.

2. Quarterly Bonus Award. The Company and Executive hereby agree that subject to Executive's continued employment with the Company through each applicable Payment Date, on each Payment Date the Company will pay to the Executive (subject to the deferral election referred to in Section 5 hereof) a cash bonus ("Quarterly Bonus Payment") in an amount equal to the Fair Market Value (as defined above) of 6,250 shares of Common Stock (for a total of 12 payments with a total value equal to 75,000 shares of Common Stock), less any applicable tax withholdings as described in Section 6(a) hereof.

3. Effect of Termination of Employment. Except as set forth in this Section 3, upon a termination of Executive's employment with the Company for any reason, this Agreement shall automatically terminate and Executive shall automatically forfeit the right to receive any then unpaid Quarterly Bonus Payments with respect to Payment Dates that occur following such termination of employment. Notwithstanding anything herein to the contrary, upon a termination of the Executive's employment with the Company by the Company without Cause or by reason of the Executive's death or Disability, in each case prior to the final Payment Date, the vesting and payment of the Quarterly Bonus Payment that would have otherwise become payable for the calendar quarter during which such termination of employment occurs shall automatically accelerate so that such Quarterly Bonus Payment shall be paid to Executive within 5 days following such termination of employment.

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4. Certain Transactions and Events.

         (a) In General. Except as provided in this Section 4, no change in the capital structure of the Company, merger, sale or other disposition of assets or a subsidiary, change in control, issuance by the Company of shares of any class of securities or securities convertible into shares of any class of securities, exchange or conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this
Section 4. In addition, the existence of this Agreement shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         (b) Changes in Capital Structure. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made by the Committee to the number and/or class of securities with respect to which the value of the then unpaid Quarterly Bonus Payments is based. Such adjustments are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under this Agreement.

         (c) Change of Control. In the event of any Change of Control, the vesting and payment of any then unpaid Quarterly Bonus Payment shall automatically accelerate so that all remaining unpaid Quarterly Bonus Payment shall be paid to Executive on or immediately prior to the Change of Control Date, and the Fair Market Value for such accelerated payment shall be determined as set forth in the last sentence of the definition of Fair Market Value.

5. Deferral Election. The Company and the Executive acknowledge and agree that the Executive has elected to defer the receipt all payments under this Agreement pursuant to the terms of the Company's Amended and Restated Director Compensation and Deferral Investment Plan.

6. General.

         (a) Tax Withholding. The Company shall deduct from all payments pursuant to this Agreement any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

         (b) Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

         (c) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns, except that the Executive may not assign any of his duties hereunder.

         (d) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

         (e) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

         (f) Tax Treatment. Executive acknowledges that the Company has made no warranties or representations to Executive with respect to the income tax consequences of the transactions contemplated by this Agreement, and Executive is not relying on the Company or its representatives for an assessment of such tax consequences. Executive has had adequate opportunity to consult with Executive's personal tax advisor before submitting this Agreement to the Company. Executive further acknowledges that Gibson, Dunn & Crutcher represents the Company and not Executive.

         (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

         (h) No Right to Continued Employment. THIS IS NOT AN EMPLOYMENT CONTRACT. THIS AGREEMENT IS NOT TO BE INTERPRETED AS A GUARANTEE OR CONTRACT OF CONTINUING EMPLOYMENT WITH THE COMPANY OR ANY SUBSIDIARY OR AFFILIATE.

                            [signature page follows]


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                  MAGNETEK, INC.


    /s/ David P. Reiland    By:         /s/ Marty J. Schwenner
-------------------------         ----------------------------
DAVID P. REILAND                  Name:     Marty J. Schwenner
                                  Title:    Vice President and Chief Financial
                                            Officer


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